EXHIBIT 10.10

VETANOVA, INC.

AMENDED AGREEMENT TO EXCHANGE SECURITIES

The undersigned agrees to exchange all of the undersigned’s membership/ equity interests in GrowCo Partners 1, LLC for 70,000,000 shares of the restricted common stock of VetaNova, Inc. and cash of $1,842,105.

●	The shares will be issued no later than December 31, 2021. The cash will be paid no later than December 31, 2022. The cash amount will bear interest at 6% per year from August 17, 2021 until paid.

The exchange of securities will be effective as of August 17, 2021.

The undersigned understands that there are risks associated with VetaNova. The undersigned has read VetaNova’s filings with the Securities and Exchange Commission and is willing to assume the risks associated with holding the common stock of VetaNova.

VETANOVA, INC
August 17, 2021

	By:	/s/ John McKowen
John McKowen, Chief Executive Officer

VitaNova Partners, LLC

	By:	/s/ John McKowen
Managing Member/ Authorized Officer